Exhibit 10.10

Equity Transfer Agreement

June 6, 2018

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Equity Transfer Agreement

This Agreement is signed by and among the following parties on June 6, 2018 in Hangzhou:

Party A: Weidai Hong Kong Limited

Legal Representative: Hong YAO

Party B1: Pengfei WANG

Party B2: Desheng DING

Party B3: Li DENG

(Party B1, Party B2 and Party B3 are collectively referred to as “Party B”)

Party C: Rymo Technology Industry Limited [Seal of Rymo Technology Industry Limited]

Legal Representative: Desheng DING

WHEREAS:

1.	As of the date hereof, Party B is each a shareholder of Party C and collectively owns 100% of the latter’s equity, among which:

Party B1 made a capital contribution of HKD 3.999 million, which accounts for 9.99% of the registered capital of the Target Company;

Party B2 made a capital contribution of HKD 35.991 million, which accounts for 89.98% of the registered capital of the Target Company;

Party B3 made a capital contribution of HKD 10,000, which accounts for 0.03% of the registered capital of the Target Company.

2.	Party A intends to purchase 100% of the equity of Party C in cash.

Upon negotiation and in the principle of equality and mutual benefit, the Parties have agreed as follows for them to jointly comply with in connection with Party A’s purchase of 100% of the equity of Party C from Party B in cash:

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Article 1 Definition

Unless otherwise agreed in the context, the following terms used herein shall have the meaning ascribed to them below:

Party A, Company, Purchaser	refers to	Weidai Hong Kong Limited.
Transferor, Transaction Counterparty, Party B	refers to	Pengfei WANG, Desheng DING and/or Li DENG, based on specific terms of this Agreement and the context.
Target Company	refers to	Rymo Technology Industry Limited.
Target Asset	refers to	100% equity of the Target Company.
This Transaction, This Purchase	refers to	Party A’s purchase of 100% equity of the Target Company from the Transaction Counterparty in cash.
Execution Date of this Agreement	refers to	signature on the originals of this Agreement and affixation of company seal by the legal representatives or authorized representatives of Party A and Party C, and signature on the originals of this Agreement by Party B.
Effective Date of this Agreement	refers to	the date of satisfaction of all conditions for effectiveness of this Agreement as agreed.
Closing Date	refers to	the date of registration with the administration for industry and commerce for transfer of the Target Asset to Party A.
Transition Period	refers to	the period between the base date of evaluation and the Closing Date.
Tax	refers to	any and all taxes payable, including but not limited to any value added tax, income tax, business tax, stamp duty tax, deed tax or other applicable types of taxes collected, charged or apportioned, or fees charged by relevant government authorities.
Laws	refers to	laws, regulations and administrative rules or other regulatory documents with general legal binding effect which are currently existing and effective in China, including amendments, revisions, supplements, interpretations or re-enactments made thereto from time to time.
Day	refers to	a calendar day.
Business Day	refers to	any day when banks in China are open for business, except for statutory holidays.

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Article 2 Overall Transaction Arrangement

2.1	Manner of this Transaction

Party A shall purchase 100% of the equity of the Target Company held by Party B by way of cash.

2.2	Purchase Price of Target Asset

Upon negotiation, the Parties unanimously agree that the purchase price for the 100% of the Target Company’s equity is HKD 1.

2.3	Method and Time of Payment

The Parties agree that Party A shall pay the total purchase price of HKD 1 for the Target Asset hereunder in cash, and Party A shall pay [100%] of such equity transfer price in a total of HKD [1] to Party B within [60] days upon completion of the registration with the administration for industry and commerce for the equity transfer.

2.3.1	Distribution of Cash among Party B

The Parties agree that Party B shall obtain the following cash consideration for this Transaction:

No.	Name of Party B	Shareholding Percentage in the Target Company (%)	Cash Consideration Obtained
1	Pengfei WANG	9.99	HKD 1
2	Desheng DING	89.98
3	Li DENG	0.03
In total		100	HKD 1

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2.3.2	Party B1, Party B2 and Party B3 shall transfer in aggregate 100% of the Target Company’s equity for a cash consideration of HKD 1, which is to be allocated among Party B1, Party B2 and Party B3 through internal negotiation.

2.4	Employee Placement Program

The Target Asset for this Transaction is the equity of the Target Company, which does not involve employee placement. The existing employees of the Target Company will maintain the labor relationship with it and such relationship will not be changed, dismissed or terminated due to this Transaction.

Article 3 Allocation of Profit and Loss during Transition Period

3.1	The Parties agree and acknowledge that the proceeds accrued by the Target Asset during the Transition Period will be owned by Party A, and the losses incurred by the Target Asset during the Transition Period will be borne by Party B in proportion to their shareholding percentages in the Target Company, and Party B shall reimburse Party A against such losses in cash upon completion of this Purchase, and be jointly liable for such losses among themselves. The profits and losses incurred by the Target Asset during the Transition Period will be subject to the amounts shown on the special audit report issued by an audit firm with relevant securities and futures business qualifications.

Article 4 Closing Arrangement

4.1	Closing of Target Asset

Both Party A and Party B unanimously agree that Party B shall complete the procedures for transfer of asset and change registration with the administration for industry and commerce of the place where the Target Company is located within [10] Business Days of the Effective Date of this Agreement, and Party A shall provide necessary assistance.

The independent legal person status of the Target Company will not be changed due to this Transaction, and therefore, this Transaction does not involve credit and debt disposition and employee placement of the Target Company and its subsidiary.

4.2	Rights Transfer and Risk Sharing of Target Asset

The Parties agree and acknowledge that the rights to and risks of the Target Asset shall be transferred as of the Closing Date, and Party A shall become shareholder of the Target Company as of the Closing Date, and enjoy full ownership to such equity and be liable for all risks and expenses of such asset as of the Closing Date.

If the Target Company has any illegal business or non-business conduct prior to the Closing Date, which causes the Target Company to be fined or penalized or otherwise punished by the administration for industry and commerce, Tax, labor and social security, housing provident fund, environmental protection, quality supervision, safety production and other competent authorities and departments, or requires the Target Company to make up payment of certain amounts, Party B shall jointly compensate all such economic losses in cash to Party A or the Target Company.

In the event that Party B fails to disclose to Party A any contingency matters it has become aware of prior to the Closing Date, or makes any untrue, inaccurate or untimely representations and warranties to Party A, which causes property losses to the Target Company, Party B shall jointly compensate all such economic losses in cash to the Purchaser or the Target Company.

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4.3	Post-Closing Shareholding Structure and Organizational Structure of Target Company

4.3.1	Upon completion of the Transaction, the actual shareholding structure of the Target Company will be as follows:

Serial No.	Shareholder Name	Shareholding Percentage (%)
1	Weidai Hong Kong Limited	100%

4.3.2	Upon completion of the Transaction, the organizational structure of the Target Company may be adjusted subject to actual needs, including appointment of a general manager by Party A, and the senior management personnel may also be adjusted based on actual needs.

Article 5 Representations and Warranties

The Parties have made the following representations and warranties as of the Execution Date of this Agreement:

5.1	Validly Existing

Party A is a limited liability company duly incorporated and validly existing and has the status as an independent legal person enterprise under the PRC Laws.

5.2	Approval and Authorization

Party A has duly obtained all approvals, consents, authorizations and permits required for the execution and full performance of this Agreement which can be obtained as of the date hereof, and warrants to have legal power and rights to execute and fully perform this Agreement.

5.3	All members of Party B are natural person or legal person with full civil capacity and have rights to execute this Agreement according to the Laws.

5.4	The Target Company has been operating legally in recent three years, and has no material violation of any Laws or regulations and has not been subject to any material administrative penalties in terms of industry and commerce, Tax, labor protection, provident fund, safety production, environmental protection, quality supervision and so on. As of the date hereof, the Target Company is not involved in any material litigation, arbitration or any dispute or controversy that might lead to a material litigation or arbitration.

Upon and after the Closing Date of the Target Asset, if the Target Company is required by the social insurance or housing provident fund department or other administrative agencies to make up payment of any social insurance fees and housing provident funds incurred prior to the Closing Date; or the Target Company is required to pay late payment penalties and imposed administrative punishment for insufficient payment of any social insurance fees and housing provident funds incurred prior to the Closing Date; or the Target Company suffers any losses due to recovery against it of any unpaid social insurance fees and housing provident funds by the employees in any way, Party B shall assume such social insurance fees and housing provident funds to be made up and relevant late payment penalties, fines and other losses on behalf of the Target Company without recovery against it to prevent the Target Company from such losses.

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5.5	The core technology of the Target Company has a legal source, and has not infringed upon patents and proprietary technologies of others. The key technical personnel of the Target Company have not violated the non-competition covenants with their former employers while joining the Target Company. As of the date hereof, the Target Company has no dispute, controversy or potential dispute with others due to the ownership or related issues of its production technology or research and development results. Upon completion of this Transaction, the core technology which the Target Company relies upon to maintain business will continue to be owned by the Target Company without any dispute or obstacle. Upon and after the Closing Date of the Target Assets, if the Target Company has dispute or controversy with others due to ownership of its existing production technology which causes the Target Company to assume relevant liabilities and thus suffers losses, Party B shall assume such economic liabilities on behalf of the Target Company without recovery against it to prevent the Target Company from such losses.

5.6	The current personnel structure and core technology of the Target Company are sufficient to maintain its qualifications during the valid terms of such qualifications.

5.7	Except for the loans and securities already disclosed, the Target Company has no any other forms of loans or securities.

5.8	Non-Conflict

The execution and performance of this Agreement neither violate the provisions of articles of association or other organizational rules of each Party, nor contradict with such provisions or rules or any other agreements or arrangements entered into by any Party or any representations, statements, commitments or warranties made by any Party, and does not violate the provisions of any Laws, regulations or regulatory documents.

5.9	Authenticity of Representations and Warranties

Party A warrants that all representations and warranties it made hereunder are true, accurate and complete.

Party B warrants that as of the Closing Date, all documents it has delivered to Party A pursuant to this Agreement and all of its representations, statements and warranties hereunder and thereunder are true, accurate and complete.

Party B warrants that from the base date of evaluation to the Closing Date, the Target Company does not have any new abnormal funds transfer by any shareholder and its affiliates such as funds embezzlement, and will make clear and feasible settlement and repayment plans for relevant circumstances arising prior to the base date of evaluation, and such plans shall be approved by competent agency of Party A in writing.

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5.10	No Defects in Rights

Party B respectively warrants that it has full ownership and disposal rights to the shares of the Target Company to be transferred, and such shares are not attached with any trust, entrusted holding arrangement or any other similar arrangements, are not pledged or subject to other security arrangements, are not under the circumstances of being frozen, being sealed up or any other compulsory preservation, are not prohibited from transfer, restricted from transfer or under any other contracts, commitments or arrangements with rights restrictions, and are not subject to any known pending or potential litigations, arbitrations or other administrative or judicial proceedings which might cause such shares to be sealed, frozen, expropriated or restricted from transfer by the judicial or administrative organs, and may be legally transferred to Party A in accordance with the PRC Laws.

5.11	Continuous Operation

From the date hereof to the Closing Date, unless otherwise stipulated herein or agreed by Party A in writing, Party B warrants that:

5.11.1	it will not use the Target Asset to provide security for others or otherwise encumber it;

5.11.2	unless otherwise agreed by Party A and Party B, it will not approve any resolution to distribute profits from the Target Asset or any resolution on disposal of material assets;

5.11.3	without consent of Party A, it will not transfer shares it holds in the Target Company to any third party other than Party A;

5.11.4	without consent of Party A, it will not bring in an investor other than Party A through capital increase or other means;

5.11.5	it will operate the Target Company in the ordinary way, maintain the Target Company in good working conditions, keep the existing structure and senior management personnel of the Target Company, and continue to maintain relationship with customers, to ensure that operation of the Target Company will not be subject to adverse material impact after the Closing;

5.11.6	it will not conduct any abnormal transaction outside of the scope of ordinary business activities or incur any abnormal debt;

5.11.7	it will timely perform the contracts, agreements or other documents related to the Target Company (unless otherwise stipulated herein);

5.11.8	it will keep its books and records based on customary practices;

5.11.9	it will comply with the Laws and regulations applicable to its properties, assets or business;

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5.11.10	it will timely notify Party A in writing of any event, fact, condition, change or other circumstances that cause or may cause material adverse change to the Target Asset or that is adverse to completion of the Closing; and

5.11.11	it will exercise its shareholder’s rights according to the Laws and procure the Target Company to comply with all requirements related to the above warranties.

5.12	The Target Company will keep its basic management team and business mode unchanged upon completion of this Transaction.

Article 6 Confidentiality Obligation

6.1	All Parties hereto shall keep the information related to this Transaction confidential (including but not limited to information about the progress of this Transaction and any and all documents, information and materials provided, disclosed, made by each Party hereto to other Parties hereto in written or oral form to procure the completion of this Transaction), and each Party shall procure its employees and intermediary agencies it has hired for this Transaction and its project members to keep such information confidential, and shall not make insider trading by using information related to this Transaction.

6.2	Party A will not be deemed to have violated the confidentiality obligation hereunder if it discloses certain information as required by the Laws, regulations and the regulatory agencies.

6.3	Each Party shall continue to have the confidentiality obligation hereunder notwithstanding the effectiveness, termination or rescission of this Agreement until the confidential information enters the public domain pursuant to requirements of Laws and regulations or provisions of this Agreement.

Article 7 Liabilities for Breach

7.1	Upon execution of this Agreement, any Party failing to perform in whole or in part obligations hereunder or making warranties inconsistent with the facts hereunder shall constitute a breach of this Agreement unless such failure or inconsistency is caused by a force majeure event.

7.2	The breaching Party shall continue to perform its obligations, take remedy measures based on the requirements of the non-breaching Party or make full and sufficient compensation to the non-breaching Party, provided that the compensation shall not be more than the amount of losses that the breaching Party anticipates or should have anticipated for breach of Agreement at the time of execution of this Agreement. In the event that the relevant breach constitutes a material breach and causes the purpose of this Agreement unable to be fulfilled, the non-breaching Party has the right to terminate this Agreement through written notice to the breaching Party and make compensation claims pursuant to this Agreement. The amount of compensation made by the breaching Party shall be limited to the amount of losses suffered by the non-breaching Party, including direct losses suffered by the non-breaching Party and its attorney’s fees, investigation fees and other relevant expenses incurred in connection with the claims.

7.3	If any material adverse change which will affect the continuous, legal and ordinary operation of the Target Company, or any adverse condition which might result in major adjustments to the evaluation value of the Target Asset, occurs to the Target Company prior to the Closing Date, Party A may terminate this Transaction unilaterally. The termination of Agreement will not lead to extinguishment of breach liabilities to be borne by the beaching Party in accordance with Article 8.2.

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7.4	If either Party violates the provisions of this Agreement, the non-breaching Party shall notify the breaching Party in writing to correct its act or take remedy measures, and give the breaching Party a grace period of 15 Business Days. If the breaching Party still fails to properly perform this Agreement or fails to make remedies in a way satisfactory to the non-breaching Party upon expiry of the grace period, the non-breaching Party may terminate this Agreement unilaterally, and this Agreement shall terminate as of the date of notice by the non-breaching Party to the breaching Party. The termination of this Agreement will not lead to extinguishment of breach liabilities to be borne by the beaching Party in accordance with Article 8.2.

Article 8 Force Majeure

8.1	A force majeure event mentioned herein refers to any event that is out of the reasonable control, cannot be predicted, or cannot be avoided or overcome even if it is predictable by the Party affected, and that occurs after the date hereof, causing the performance of this Agreement in whole or in party by such Party affected impossible or impractical from objective circumstances, including but limited to flood, fire, drought, typhoon, earthquake, other natural disaster, traffic accident, epidemic diseases, strike, turmoil, riot, war and acts and omissions of government departments.

8.2	If any Party is unable to perform this Agreement in whole or in part due to a force majeure event, it shall immediately notify other Parties hereto in writing of such circumstance, and provide details on such force majeure event and effective certificates for reasons for failure or delay of performance of this Agreement in whole or in part within 7 Business Days as of its occurrence.

8.3	If any Party is unable to perform this Agreement in whole or in part due to a force majeure event, it shall not be deemed as breaching this Agreement, and the performance of such obligations will be suspended during the period of obstruction of performance by the force majeure. Upon termination or elimination of the force majeure event and its impact, such Party shall immediately resume performance of its obligations hereunder. If the force majeure event and its impact lasts for thirty days or longer and causes any Party hereto to lose its capacity to continue performance of this Agreement, either Party has right to terminate this Agreement.

8.4	Where national policies or Laws, regulations and regulatory documents have changed in material aspects after the execution of this Agreement which directly affect the performance of this Agreement or cause this Agreement unable to be performed as agreed, and neither Party has fault, each Party will not be liable for such non-performance after occurrence of such changes, and the Parties shall negotiate whether to terminate this Agreement or extend performance of this Agreement based on their extent of impact on the performance of this Agreement.

Article 9 Effectiveness of Agreement

This Agreement shall be formed as of the date of signature and affixation of seal by each Party, and take effect as of the date of approval by the shareholders’ meeting of Party A.

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Article 10 Governing Law and Dispute Resolution

This Agreement shall be governed by and interpreted according to the PRC Laws.

All disputes arising out of this Agreement shall first be solved through negotiation, failing which either Party may submit the dispute to the people’s court with jurisdiction of the place where this Agreement is signed for settlement.

During the period of dispute settlement, the remaining provisions of this Agreement other than the provisions related to the dispute shall continue to be valid or performed.

Article 11 Severability of Provisions

Where any one or more provisions of this Agreement become null, void, terminated, illegal or unenforceable in any aspect under any applicable Law, the validity, legality and enforceability of other provisions hereof will not be affected.

Article 12 Miscellaneous

The legal documents, other than this Agreement, signed by the Parties for the purpose of registration of change with the administration for industry and commerce shall be solely used for such change registration, and the actual rights and obligations of each Party shall be subject to those set forth herein.

Expenses incurred in connection with this Transaction, including but not limited to the intermediary service fees and various taxes, shall be borne by each Party respectively according to the Laws. Unless otherwise agreed, the statutory Taxes incurred due to the execution and performance of this Agreement shall be borne by each Party respectively according to relevant Laws, and there shall not be any obligation of payment, deduction or withholding on behalf of another Party among the Parties.

Any amendment, change or supplement to this Agreement shall be made by a written agreement signed by all Parties, which shall form part of this Agreement and have the same legal force and effect with this Agreement.

This Agreement shall supersede any oral or written statement, warranty, understanding, letter of intent, memo of understanding and framework agreement made by any Party hereto separately with the other Party hereto or made by the Parties jointly before the execution of this Agreement with respect to the subject matter hereof.

This Agreement is made in six originals, with each Party holding one original, and the remaining original(s) will be used for filing or registration or information disclosure or other legal procedures, and each original has the same legal force and effect.

(End of Text)

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Signature Page

Party A (Seal): Weidai Hong Kong Limited

Legal Representative (Signature): /s/ Hong Yao

Party B1 (Signature): /s/ Pengfei Wang

Party B2 (Signature): /s/ Desheng Ding

Party B3 (Signature): /s/ Li Deng

Party C (Seal): Rymo Technology Industry Limited

Legal Representative (Signature): /s/ Desheng Ding

Date: June 6, 2018

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